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                                                                    EXHIBIT 10.2

May 13, 2006

WITHOUT PREJUDICE

HAND DELIVERED

John K. Sheppard
c/o Cott Corporation
207 Queen's Quay West, Suite 340
Toronto, ON  M5J 1A7

Dear Mr. Sheppard:

RE: COTT CORPORATION ("COTT") -- TERMINATION OF EMPLOYMENT

We are writing to notify you that your employment with Cott is hereby terminated without cause, effective May 13, 2006.

Cott appreciates your contribution to the corporation over the course of the past four years and, with a view to resolving all matters on an amicable basis, has prepared the following enhanced severance arrangements, which are more generous than those to which you would have been entitled pursuant to your March 11, 2004 Employment Agreement in the event of a without-cause termination.

The proposed severance arrangements are as follows:

1. DATE OF TERMINATION

The effective date of termination will be May 13, 2006 (the "Termination Date").

2. ACCRUED SALARY AND VACATION PAY

You will be paid your salary and accrued vacation pay to the Termination Date. These payments will be less applicable statutory deductions and paid in a lump-sum payment during the next pay period immediately following the Termination Date.

3. SEVERANCE

(a) Severance -- We have agreed to pay you a lump-sum payment equal to two times your base salary of $550,000.00 (which equals $1,100,000.00) plus two times your target Bonus of $600,000.00 (which equals $1,200,000.00) for a total lump-sum payment of $2,300,000.00, less applicable statutory deductions, to be paid within 30 days of your termination of employment.

(b) Pro-rated Bonus for 2006 -- You will be entitled to received an additional lump-sum payment representing a pro-rated bonus for 2006 in the amount of $275,000.00, less applicable statutory deductions.

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(c) Benefits -- Provided the insurer(s) and the applicable insurance policies permit, Cott will continue your participation in Cott's group insurance benefit plans as provided immediately prior to the Termination Date, for a period of twenty-four (24) months from the Termination Date, or with respect to health insurance benefits only until you attain age 55, provided, however, that such benefits shall terminate on the date you obtain alternate employment that provides comparable benefits, save and except the disability benefits which will be continued for a period of two (2) weeks as required by the Employment Standards Act, 2000. Cott will also reimburse you for the cost of replacing existing short-term and long-term disability benefits with comparable benefits until the earlier of the end of such twenty-four (24) month period or the date you obtain alternate employment providing comparable benefits. Reimbursement shall be made upon submission of proof of payment of the premium. Additionally, following attainment of age 55, you and your spouse, and your daughter until her 21st birthday, shall be entitled to Health Insurance Benefits as defined and as provided in Section 3.3(e) of your Employment Agreement.

4. EXPENSES

To the extent that you have incurred any proper travel, entertainment or other business expenses, you will be reimbursed in accordance with Cott's policy. All expense reports must be submitted by May 31, 2006.

5. STOCK OPTIONS/SHARE PURCHASE PLAN

All of your rights with respect to vested stock options that you hold personally will continue after the termination of your employment, subject of course to the provisions of the Cott's Restated 1986 Common Share Option Plan as amended (the "Option Plan"), for 60 days following the Termination Date, and thereafter such options shall be null and void.

All other rights under Cott's share purchase plans and other long-term incentive plans, including, without limitation, all rights to unvested shares under the Cott Corporation Executive Incentive Share Purchase Plan, shall terminate on the Termination Date in accordance with those plans.

6. NO OTHER PAYMENTS

The payments, benefits and other entitlements set out in this letter constitute your complete entitlement and Cott's complete obligations whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, we confirm that you are not entitled to any further payment (including any bonus payments), benefits, perquisites, allowances or entitlements earned or owing to you from Cott pursuant to any employment or any other agreement, whether written or oral, whatsoever, all having ceased on the Termination Date without further obligation from Cott. All amounts paid or benefits provided to you pursuant to this letter shall be deemed to include all amounts owing pursuant to the Employment Standards Act, 2000, and such payments and benefits represent a greater right or benefit than that required under the Employment Standards Act, 2000.

7. EMPLOYMENT AGREEMENT

You agree to execute the attached amendment to the Employment Agreement which amends the Employment Agreement retroactive to January 1, 2005, which is intended as good faith compliance

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with section 409A of the U.S. Internal Revenue Code of 1986, as amended ("Code")
and the guidance issued to date thereunder

8. RESIGNATION & RELEASE

You will resign as an officer and director of Cott (and any affiliates, subsidiaries and associated companies) with effect as of the Termination Date. In this respect, you agree to execute and deliver the Resignation Notice attached hereto as Schedule "1" and such further documentation as may be required by Cott, in its sole discretion, in order to effect this resignation. You agree to sign the Release in the form attached as Schedule "2" to this letter.

9. YOUR CONTINUING OBLIGATIONS

      (a) You will continue to abide by all of the applicable provisions of your Employment Agreement, as amended which are intended to continue following the cessation of your employment, including but not limited to the Confidentiality, Non-Solicitation, and Non-Competition covenants provided in Article 4, which in the case of the Confidentiality covenant continues forever, and in the case of the Non-Solicitation and Non-Competition covenants, will apply for a period of twenty-four (24) months from the Termination Date. You agree that in the event of a breach of any these covenants, Cott will be entitled to, in addition to any of the remedies set out in the Employment Agreement for the breach of these covenants, discontinue any and all payments, benefits, and other entitlements as set out in this letter, and you will forfeit any and all claims, actions, demands, or payments whatsoever.

      (b) You are required to return forthwith to Cott all of the property of Cott in your possession or in the possession of your family or agents including, without limitation, other wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of Cott, its clients, employees or suppliers. You shall be entitled to retain your blackberry and cell phone provided all ongoing usage charges and invoices relating thereto from the date hereof shall be from your own account.

      (c) You will maintain the severance arrangements as set out in this letter in the strictest confidence and will not disclose them except to your immediate family, or to the extent that such disclosure may be required by law, or to permit you to obtain tax planning, legal or similar advice. Cott will also keep the terms of the settlement confidential, except to the extent that such disclosure may be required by law.

      (d) You will execute and return the Release as attached to this letter at Schedule "2", the terms of which are incorporated herein and the delivery of which is a condition of any payment to you by Cott.

      (e) You will agree to cooperate reasonably with Cott, and its legal advisors, in connection with: (i) any business matters in which you were involved; or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment or involving

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            Cott; (iii) effecting compliance with respect to any regulatory requirements; and (iv) completing any further documents required to give effect to the terms set out in this letter with respect to which you have knowledge of the underlying facts (including, but not limited to, any further amendment to the Employment Agreement for the purposes of good faith compliance with, or exemption from, section 409A of the Code). In addition, you will not voluntarily aid, assist or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Cott, provided, however, that nothing in this letter will be construed to prevent you from testifying at an administrative hearing, a deposition/discovery, or in court in response to a lawful subpoena in any litigation or proceedings involving Cott.

10. TAXES

All payments referred to in this letter will be less applicable withholdings and deductions, and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this letter, except to the extent that Cott has withheld funds for remittance to statutory authorities.

11. GENERAL

      (a) Entire Agreement: The agreement confirmed by this letter constitutes the entire agreement between you and Cott with reference to any of the matters herein provided or with reference to your employment or office with Cott, or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this letter agreement are hereby superseded and have no further effect.

      (b) Severability: The provisions of this letter agreement shall be deemed severable, and the invalidity or unenforceability of any provision set out herein shall not affect the validity or enforceability of the other provisions hereof, all of which shall continue in accordance with their terms.

      (c) Period of Review: You have twenty-one (21) days from the date set forth above to consider this letter agreement, including attachments. No change to this letter agreement, whether material or immaterial, will initiate a new twenty-one (21) day period. If you so desire, you may voluntarily and knowingly sign, but are not required to sign, this letter agreement before the end of the twenty-one (21) day period.

      (d) Right to Revoke: You may revoke your acceptance of this letter agreement at any time before the end of the seventh day after his execution of the letter. In order for your revocation to be effective, you must provide written notice of your intent to revoke to Colin Walker at the following address prior to the end of the seventh day after execution:

                                Cott Corporation
                        207 Queen's Quay West, Suite 340
                               Toronto, ON M5J 1A7

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            You understand that, in the event you revoke this letter agreement, it shall be of no effect, and you shall forfeit all of the consideration which is being provided to you in exchange for their entering into this letter agreement, including but not limited to Cott's promise to make the payments described herein.

      (e) Full Understanding: By signing this letter, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release attached, and that you fully understand them and their consequences; (ii) you have been advised, through this paragraph, to consult with legal counsel and have obtained such legal or other advice as you consider advisable with respect to this letter agreement, including attachments; and (iii) you are signing this letter voluntarily, without coercion, and without reliance on any representation, express or implied, by Cott, or by any director, trustee, officer, shareholder, employee or other representative of Cott.

      (f) Arbitration: In the event any dispute arises between you and Cott with respect to the interpretation, effect or construction of any provisions of this Agreement, either Cott or you may refer the matter to final and binding arbitration without right of appeal, pursuant to the Arbitration Act, Ontario, for the disputed matters to be determined by an arbitrator that is to be mutually agreed upon, upon written notice to the other, whereupon, subject to the availability of such an arbitrator, the arbitration hearing will commence within 30 days of the said notice, without formality, with the costs of the arbitration to be shared equally between the parties, subject to such order for costs as the arbitrator may determine in his or her sole discretion.

      (g) Non-disparagement: You agree that you shall not disparage Cott, nor any of its directors, officers, employees, or other representatives in any manner, and shall in all respects avoid any negative criticism of Cott.

      (h) Currency: All dollar amounts set forth or referred to in this letter refer to U.S. currency.

      (i) Governing Law: The agreement confirmed by this letter shall be governed by the laws of the Province of Ontario, Canada.

                                      * * *

If this offer is acceptable to you once you have had an opportunity to review it, please sign the acknowledgement below to confirm your acceptance of same and return to Colin Walker.

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If you have any questions regarding the terms set out in this letter, please feel free to contact Colin Walker.

Yours very truly,

COTT CORPORATION

PER:


/s/ Frank E. Weise
-----------------------

Enclosures:
1. Schedule "1" -- Resignation Notice
2. Schedule "2" -- Release

Acknowledgement and Acceptance

I acknowledge that I have had at least twenty-one (21) days to review this letter and the attached Release and Resignation Notice and having been advised to and had the opportunity to obtain independent legal advice and that the only consideration for the Release is as referred to in this letter. I confirm that no other promises or representations of any kind have been made to me to cause me to sign this acknowledgement and acceptance.

/s/ John K. Sheppard
--------------------------
John K. Sheppard

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                                  SCHEDULE "1"

                               RESIGNATION NOTICE

TO:      COTT CORPORATION

AND TO:  ALL AFFILIATES, SUBSIDIARIES AND ASSOCIATED CORPORATIONS THEREOF

AND TO:  ALL DIRECTORS THEREOF

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I, JOHN K. SHEPPARD confirm my resignation as a director and from all offices held by me of COTT CORPORATION, including all affiliates, subsidiaries, and associated corporations, with effect as of May 13, 2006.


                                                       /S/ JOHN K. SHEPPARD
                                                       -------------------------
                                                       JOHN K. SHEPPARD

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                                  SCHEDULE "2"

                                     RELEASE

FROM:    JOHN K. SHEPPARD ("SHEPPARD")

TO: Cott Corporation ("Cott"), its respective affiliates, associates, subsidiaries, parents and related organizations and all of their respective past and present shareholders, partners, directors, officers, employees, contractors, consultants, agents, representatives, trustees, administrators, attorneys and insurers (all collectively referred to as "Releasees")
--------------------------------------------------------------------------------

      1. In consideration of the terms as set out in the letter from Cott to Sheppard dated May , 2006 (the "Agreement"), the receipt and sufficiency of which consideration are hereby acknowledged, and except for the obligations owed to Sheppard and referred to in the Agreement, Sheppard hereby remises, releases and forever discharges Cott and the other Releasees of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, contracts, liens, claims and demands whatsoever which against the Releasees he now has, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time, and particularly and without limiting the generality of the foregoing, of and from all claims and demands of every nature and kind in any way related to or arising from Sheppard's employment or other engagement with Cott or the termination of such employment, engagement or other agreements, including all damages, salary, remuneration, commission, vacation pay, overtime pay, termination pay, severance pay, notice of termination, profit-sharing, stock options or other equity, bonuses, proceeds of any insurance or disability plans, pension or retirement benefits, or any other fringe benefit or perquisite of any kind whatsoever and including any claims Sheppard may have under any United States, Canada, state, province, or local statute or ordinance, including without limitation, the U.S. Age Discrimination in Employment Act, the U.S. Civil Rights Acts of 1964 and 1991, the U.S. Family and Medical Leave Act, the U.S. Employee Retirement Income Security Act ("ERISA"); the Florida Civil Rights Act of 1992; any contract or agreement (except the Agreement); and any common law principle. The payments, benefits, and other entitlements referred to in the Agreement are deemed to satisfy all requirements or money owing under all applicable laws including without limitation, any and all wages, vacation pay, termination and severance pay under the Employment Standards Act, 2000.

      2. Sheppard confirms that the Agreement has been entered into by the parties for the purposes of fully and finally settling and compromising all possible claims that Sheppard might have against the Releasees and, therefore, in this respect, Sheppard covenants and agrees not to file any complaint or initiate any proceeding under the Employment Standards Act, 2000, under the Ontario Human Rights Code, under the Workplace Safety and Insurance Act, under the Occupational Health & Safety Act, under the Labour Relations Act, under the Pay Equity Act, or pursuant to any other applicable law or legislation, including the statutes and laws set forth and/or referenced in the preceding paragraph, in any jurisdiction governing or related to Sheppard 's employment or other engagement with Cott. In the event that Sheppard hereafter makes any claim or demand or commences or

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            threatens to commence any action, claim or proceeding or to make any complaint against Cott in this respect, this Release may be raised as an estoppel and complete bar to any such action, claim or proceeding. Sheppard confirms that he has no right to re-instatement, re-call or re-employment with any of the Releasees, and Sheppard waives and releases all rights he had or may have had in this regard. This paragraph shall not release any rights that may not legally be waived.

      3. Sheppard further agrees not to make or assist in the commencement of any claims (expressly including any cross-claim, counterclaim, third party action or application) against any other person or corporation who might claim contribution or indemnity against the persons or corporations discharged by this Release, including under the provisions of the Negligence Act or any other statute.

      4. With the exception of disclosure to Sheppard's immediate family or to his legal or professional advisors (but provided any such person agrees not to disclose such information to any other person), Sheppard agrees that the terms and contents of this Release, the consideration included in the Agreement, the contents of the negotiations and discussions resulting in this Release, and any dispute resolved by this Release, shall all remain privileged and confidential and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by Cott.

      5. This Release shall be binding upon Sheppard and his heirs, executors, administrators, successors and assigns and shall enure to the benefit of Cott and to the benefit of all of the Cott's heirs, executors, administrators, successors and assigns.

      6. Sheppard acknowledges that he has had an opportunity to review this Release for no less than twenty-one (21) days and the right to revoke his acceptance of the Release for a period of seven (7) days after his execution of the Release. Sheppard also acknowledges that he has been advised to and has in fact obtained independent legal advice and that the only consideration for this Release is as referred to above. Sheppard further confirms that no other promises or representations of any kind have been made to Sheppard to cause him to sign this Release.

      7. Sheppard acknowledges that this Release, the settlement of any dispute between Sheppard and Cott, or the payment of any monies to Sheppard, shall not constitute an admission of liability on the part of Cott, which liability is denied.

      8. Sheppard agrees that he alone shall be responsible for all tax liability resulting from his receipt of the payments referred to in the Agreement, except to the extent that Cott has withheld funds for remittance to statutory authorities. Sheppard agrees to indemnify and save Cott harmless from any and all amounts payable or incurred by Cott (save and except any penalties and interest that are attributable to Cott's not having deducted sufficient funds by its own direction) if it is subsequently determined that any greater amount should have been withheld in respect of income tax or any other statutory withholding.

                                                                               2
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SIGNED, SEALED AND DELIVERED THIS 16 DAY OF MAY, 2006.

Signature illegible                                /s/ John K. Sheppard
-----------------------------                      -----------------------------
Witness                                            JOHN K. SHEPPARD

                                                                               3
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                        AMENDMENT TO EMPLOYMENT AGREEMENT

                          BETWEEN COTT CORPORATION AND

                                JOHN K. SHEPPARD


         WHEREAS, Cott Corporation ("Corporation") and John K. Sheppard ("Executive") entered into an Employment Agreement dated March 11, 2004; and

         WHEREAS, the Corporation and Executive desire to amend such Employment Agreement effective as of January 1, 2005, in good faith compliance with section 409A of the United States Internal Revenue Code of 1986, as amended, and the guidance issued thereunder to date;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

         1. Section 3.3(e) is hereby amended, effective January 1, 2005, by striking the phrase "other than for Good Reason" from the first sentence thereof and by deleting the penultimate sentence thereof.

         2. Section 5.2(a) prior to subsection (i) thereof is hereby amended, effective January 1, 2005, to read as follows:

                  (a) If the Executive's employment is terminated by the Corporation, including delivery by the Corporation of a Notice of Termination, for any reason other than for Just Cause, Disability, or death of the Executive, then the Corporation shall pay forthwith to the Executive within 30 days of such termination, a lump sum amount equal to:

                                    * * * * *

         3. Section 5.2(b) is hereby amended, effective January 1, 2005, to read as follows:

                  (b) In the event of the termination of the Executive's employment under this Section 5.2, the Corporation shall, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, continue all group insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period until the date which is 24 months following the date of termination, provided that the benefits contemplated by this subparagraph shall terminate on the date the Executive obtains alternate employment providing comparable benefits.

         4. Section 5.3 is deleted, effective January 1, 2005.

                                                                               4
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         5. Section 5.4(a) is hereby amended to read as follows, effective
January 1, 2005:

                  (a) If, following a Change in Control, the Executive's employment is terminated by the Corporation without Just Cause, the Executive shall be entitled to the payments and benefits provided in this Section 5.4.

         6. Section 5.4(c)(i) is hereby amended, effective January 1, 2005, by replacing "or as he may direct" with "within 30 days of such termination of employment."

         7. Section 5.4(c)(ii) is hereby amended, effective January 1, 2005, to read as follows:

                  (ii) The Corporation shall provide benefits as provided under
         Section 5.2(b) substituting 36 months for 24 months thereunder.

         8. The first sentence of Section 5.4(c)(iv) is hereby amended, effective January 1, 2005, to read as follows:

         In the event that any payment or other amount (a "Payment") is determined to constitute a parachute payment, as such term is defined in Section 280G(b)(2) of the United States Internal Revenue Code of 1986, as amended (a "Parachute Payment"), the Corporation shall pay to the Executive, no later than March 15 of the calendar year following the calendar year in which such termination of employment occurred, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the aggregate of all excise taxes imposed by
         Section 4999 of the Internal Revenue Code ("Excise Taxes") on all Payments such that the Executive is in the same position as if no Excise Taxes had been imposed with respect to any Payment.

         9. Section 5.6(b) is hereby deleted, effective January 1, 2005.

                                                                               5
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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        COTT CORPORATION



                                        Per: /s/ Frank E. Weise
                                             ----------------------
                                             Frank E. Weise



                                        I have authority to bind the Corporation





SIGNED, SEALED AND DELIVERED        )

    in the presence of              )

                                    )

                                    )

Signature illegible                                   /s/ John K. Sheppard l/s
--------------------------                            --------------------------
                                                      JOHN K. SHEPPARD

                                                                               6